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Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.

UNAUDITED PRO FORMA INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

(IN MILLIONS)

	(a) Lone Star Technologies	(b) Wheeling Adjustments	Pro Forma Adjustments		Lone Star Technologies Pro Forma
NET SALES/REVENUES	$523.7	$22.5	$(8.9	)(c)	$537.3
COST OF SALES	(516.3)	(19.6)	9.2	(c)(d)	(526.7)

Gross profit	7.4	2.9	0.3		10.6
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(69.2)	(1.5)	0.0	(d)	(70.7)

Operating income (loss)	(61.8)	1.4	0.3		(60.1)
INTEREST EXPENSE	(12.7)	(0.4)	0.4	(e)	(12.7)
OTHER INCOME (EXPENSE)	4.6	0.0	(0.5	)(f)	4.1

Income (loss) before income taxes	(69.9)	1.0	0.2		(68.7)
INCOME TAX BENEFIT (EXPENSE)	0.7	(0.4)	0.4	(g)	0.7

NET INCOME FROM CONTINUING OPERATIONS	(69.2)	0.6	0.6		(68.0)

NET INCOME (LOSS)	$(69.2)	$0.6	$0.6		$(68.0)

NET INCOME PER SHARE
Basic	$(2.52)	—	—		$(2.47)
Diluted	$(2.52)	—	—		$(2.47)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	27.5	—	—		27.5
Diluted	27.5	—	—		27.5

The accompanying notes are an integral part of this unaudited pro forma financial statement.

LONE STAR TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT

(a)
The historical amounts for Lone Star are derived from the audited financial statements of Lone Star for the year ended December 31, 2002.

(b)
Reflects the adjustments for Wheeling 2002 income statement activity prior to the October 1, 2002 acquisition date. The historical amounts for Wheeling are derived from the audited financial statements of Wheeling for the nine months ended September 30, 2002.

(c)
Reflects the elimination of intercompany transactions between Lone Star and Wheeling.

(d)
Reflects the reduction in depreciation expense due to purchase accounting adjustments to the fair value of property, plant, and equipment consistent with the depreciation policies utilized by Lone Star and reflects the incremental change in amortization expense due to purchase accounting and adjustments to intangible assets in connection with the acquisition consistent with the amortization policies utilized by Lone Star.

Eliminate historical depreciation expense	$(1.7)
Record depreciation expense based upon allocated fair values	1.4

$(0.3)

(e)
Reflects the elimination of interest expense related to Wheeling debt not assumed by Lone Star.

(f)
Reflects the elimination of Lone Star interest income related to the cash used in the Wheeling acquisition.

(g)
Reflects the utilization of Lone Star's net operating loss carryforward to eliminate the Wheeling income tax expense.

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  Exhibit 99.1
LONE STAR TECHNOLOGIES, INC. UNAUDITED PRO FORMA INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002 (IN MILLIONS)
LONE STAR TECHNOLOGIES, INC. NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT